UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2015

NEPHROGENEX, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-36303	20-1295171
(state or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3200 Beechleaf Court Suite 900 Raleigh, NC	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 986-1780

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
On November 3, 2015, NephroGenex, Inc. (the “Company”) entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional investors (the “Investors”) pursuant to which it agreed to sell to the Investors an aggregate of 2,156,863 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) at a purchase price of $2.55 per share for total gross proceeds of approximately $5.5 million. Pursuant to the Purchase Agreement, the Company also agreed to issue and sell (i) warrants to purchase up to an aggregate of 1,617,647 shares of Common Stock, at an exercise price of $3.56 per share, subject to adjustment, for a period of five years from the date of issuance (the “Series A Warrants”), (ii) warrants to purchase up to an aggregate 2,156,863 shares of Common Stock, at an exercise price of $3.56 per share, subject to adjustment, for a period of twelve months and one day from the date of issuance (the “Series B Warrants”), (iii) warrants to purchase up to an aggregate 2,156,863 shares of Common Stock, at an exercise price of $3.56 per share, subject to adjustment, for a period of eighteen months from the date of issuance (the “Series C Warrants”), and (iv) warrants to purchase up to an aggregate 2,156,863 shares of Common Stock, at an exercise price of $3.56 per share, subject to adjustment, for a period of eight months from the date of issuance (the “Series D Warrants” and together with the Series A Warrants, the Series B Warrants and the Series C Warrants, the “Warrants”). The Warrants are not exercisable for the first six months after issuance. In addition, the Company issued warrants to purchase up to an aggregate of 107,843 shares of Common Stock with the same terms as the Series A Warrants to H.C. Wainwright & Co., LLC and its representatives, as placement agent for the transaction.
The Warrants contain limitations that prevent the holder thereof from acquiring shares upon exercise of a Warrant that would result in the number of shares beneficially owned by it and its affiliates exceeding 4.99%, or 9.99% upon notice to the Company, of the total number of shares of the Company’s Common Stock then issued and outstanding (which limit may be adjusted upon the request of the holder).
The closing is expected to take place on or about November 6, 2015, subject to the satisfaction of customary closing conditions. Rodman & Renshaw, a unit of H.C. Wainwright & Co., LLC served as the exclusive placement agent for the Offering.
The securities described above were offered and will be sold pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder on the basis that, among other things, the transaction did not involve a public offering, the investors are accredited investors, the investors took the securities for investment and not resale, and the Company took appropriate measures to restrict the transfer of the securities.
In connection with the transactions described above, the Company also entered into a registration rights agreement with the Investors (the “Registration Rights Agreement”), pursuant to which the Company agreed to register the shares of Common Stock acquired from the Company (including upon any exercise of Warrants). The Company is required to file a registration statement for the resale of such securities within 30 days following the closing date and to use its commercially reasonable efforts to cause each such registration statement to be declared effective no later than 90 days following the closing date (or 120 days following closing date, if the Securities and Exchange Commission determines to review the registration statement). The Company may incur liquidated damages if it does not meet certain deadlines with respect to its registration obligations under the Registration Rights Agreement or if certain other events occur. The Company also agreed to other customary obligations regarding registration, including indemnification and maintenance of the effectiveness of the registration statement.
The form of Purchase Agreement, Registration Rights Agreement and Warrant are filed as Exhibits 10.1, 10.2 and 4.1, respectively, to this Current Report on Form 8-K, and such documents are incorporated herein by reference. The foregoing is only a brief description of the material terms of the Purchase Agreement, the Registration Rights Agreement and the form Warrant, does not purport to be a complete description of the rights and obligations of the parties thereunder and is qualified in its entirety by reference to such exhibits.
Item 3.02 Unregistered Sales of Equity Securities.
The response to this item is included in Item 1.01, Entry into a Material Definitive Agreement, and is incorporated herein by this reference in its entirety.

Item 8.01 Other Events.
On November 3, 2015, the Company issued a press release announcing the offering described in Item 1.01. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and the information contained therein is incorporated herein by reference.
Neither the filing of the press release as an exhibit to this Current Report on Form 8-K nor the inclusion in the press release of a reference to our internet address shall, under any circumstances, be deemed to incorporate the information available at our internet address into this Current Report on Form 8-K. The information available at our internet address is not part of this Current Report on Form 8-K or any other report filed by us with the Securities and Exchange Commission.
Item 9.01 Financial Statements and Exhibits.
(d)  Exhibits

Exhibit No.	Description
4.1	Form of Warrant
10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
99.1	Press Release of NephroGenex, Inc. dated November 3, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEPHROGENEX, INC.

Date: November 6, 2015	/s/ Pierre Legault
Pierre Legault Chief Executive Officer

4